UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2009

STANDARD PACIFIC CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10959	33-0475989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Technology Drive Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:         (949) 789-1600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE

On September 10, 2009, Standard Pacific Escrow LLC (“Escrow LLC”), a wholly owned subsidiary of Standard Pacific Corp. (the “Company”) priced $280 million aggregate principal amount of 10.750% senior notes due 2016 (the “2016 Notes”) at an issue price of 91.997%. The Company intends to use the net proceeds from the offering, or approximately $250.6 million (plus cash on hand to pay accrued interest) to purchase, redeem or retire debt of the Company. The Company intends to use up to $175 million of the offering proceeds to purchase through tender offers (and to pay related expenses), first, the 6 1/2% Notes due August 15, 2010, then, to the extent any amounts remain, the 6 7/8% Notes due May 15, 2011 and finally, to the extent any amounts remain, up to $50 million principal amount of the 7 3/4% Notes due March 15, 2013 (although the Company reserves the right to increase the amount of notes it is offering to purchase in the tender offers), and the remaining proceeds will be used to repay other existing indebtedness.

Under certain conditions, the Company will assume Escrow LLC’s obligations under the 2016 Notes. If those conditions are not met the 2016 Notes will be automatically redeemed.

The press release related to the pricing of the 2016 Notes is attached as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description of Exhibit
99.1	Press Release announcing pricing of notes offering dated September 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD PACIFIC CORP.

Date: September 10, 2009	By:	/s/ JOHN M. STEPHENS
Name: John M. Stephens
Title: Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release announcing pricing of notes offering dated September 10, 2009.